FROST & SULLIVAN
沙利文

3006, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Tel: 852 2191 5788
Fax: 852 2191 8500
www.frost.com

1 March 2023

Consent of Independent Market Research Agency

Company Address 8/F, Cheong Tai Factory Building,
16 Tai Yau Street, San Po Kong, Kowloon
Hong Kong

Re: Ming Shing Group Holdings Limited.

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the "**Registration Statement**"), CIK Number 0001956166 filed by Ming Shing Group Holdings Limited (the "**Company**") with the United States Securities and Exchange Commission (the "**SEC**") under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the "**Proposed IPO**").

We hereby consent to the use of and references to our name and the inclusion of, summary of and reference to, information, data and statements from our research reports, market surveys and amendments thereto, including, but not limited to, the industry report titled "Hong Kong Wet Trades Works Market Study" dated September 2022 (collectively, the "**Reports**"), and any subsequent amendments to the Reports, as well as the citation of the foregoing, (i) in the Registration Statement and any amendments thereto, including, but not limited to the "Commonly Used Defined Terms," "Prospectus Summary," "Risk Factors," "Industry Data and Forecast," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "Experts" sections, as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus), (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings and/or submissions on Form 20-F, Form 6-K, other registration statements and other SEC filings or submissions (collectively, the "**SEC Filings**"), (iv) in any future offering documents, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO and other capital raising transactions, (vi) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (vii) in other publicity and marketing materials in connection with the Proposed IPO and other capital raising transactions.

We do not assume responsibility for updating our report as of any date subsequent to the date of the Reports and assume no responsibility for advising you of any changes with respect to any matters described in the report that may occur subsequently.

We further hereby consent to the filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

FROST & SULLIVAN
沙利文

3006, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Tel: 852 2191 5788
Fax: 852 2191 8500
www.frost.com

Yours faithfully,

For and on behalf of
Frost & Sullivan Limited

/s/ Jessica Lau

Name: Jessica Lau

Title: Executive Director